Exhibit 99.1

For Immediate Release

Blue Coat Postpones Q4 Financial Results Announcement Until First Week of June

SUNNYVALE, Calif., May 27, 2009 – Blue Coat Systems, Inc. (Nasdaq: BCSI), the technology leader in Application Delivery Networking, today announced that its earnings announcement for the fourth quarter ended April 30, 2009, originally scheduled for today, May 27, 2009, will be postponed in order to enable the company to complete its financial statements for the period. The company said that it is conducting additional procedures as a result of a recently identified irregularity with a single shipment in its European operations. The company will announce a new date for the earnings announcement, which it expects will occur during the week of June 1, 2009. The company believes that its fourth quarter revenue and non-GAAP EPS will be within the ranges previously announced.

About Blue Coat Systems

Blue Coat Systems is the technology leader in Application Delivery Networking. Blue Coat offers an Application Delivery Network Infrastructure that provides the visibility, acceleration and security required to optimize and secure the flow of information to any user, on any network, anywhere. This application intelligence enables enterprises to tightly align network investments with business requirements, speed decision making and secure business applications for long-term competitive advantage. For additional information, please visit www.bluecoat.com.

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FORWARD LOOKING STATEMENTS: The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding Blue Coat Systems’ expectations, beliefs, intentions or strategies regarding the future, and including statements regarding the capabilities and expected performance of Blue Coat Systems’ products. All forward-looking statements included in this press release are based upon information available to Blue Coat Systems as of the date hereof, and Blue Coat Systems assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Blue Coat Systems’ business are set forth in Blue Coat Systems’ Form 10-Q for the quarter ended January 31, 2009 and Form 10-K for the year ended April 30, 2008, filed with the Securities and Exchange Commission.

Blue Coat and the Blue Coat logo are registered trademarks or trademarks of Blue Coat Systems, Inc. and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.

Media Contacts:	Investor Contact:

Steve Schick	Jane Underwood
Blue Coat Systems	Blue Coat Systems
press@bluecoat.com	jane.underwood@bluecoat.com
408-220-2076	408-220-2318

Katherine Nellums

Merritt Group (for Blue Coat Systems)

nellums@merrittgrp.com

415-247-1663